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                                                                    Exhibit 4(b)


                    POTASH CORPORATION OF SASKATCHEWAN INC.
                         STOCK OPTION PLAN -- DIRECTORS



1.    PURPOSE OF PLAN

      Potash Corporation of Saskatchewan Inc. (the "Corporation") by resolution of its Board of Directors (the "Board") has established this Plan to encourage directors of the Corporation to promote the growth and profitability of the Corporation by providing them with the opportunity through options to acquire Common Shares of the Corporation ("Common Shares"). The Corporation's Stock Option Incentive Plan, previously in effect, has been bifurcated into this Plan and the Corporation's Stock Option Plan -- Officers and Key Employees.

2.    ADMINISTRATION

      This Plan shall be administered by the Board.

3.    GRANT OF OPTIONS

      From time to time the Board may designate individual directors of the Corporation to be granted options to purchase Common Shares and the number of Common Shares which each such person will be granted an option to purchase; provided that the aggregate number of Common Shares subject to such options may not exceed the number provided for in paragraph 4 of this Plan.

4.    SHARES SUBJECT TO OPTION

      The aggregate number of Common Shares issuable after January 24, 1995 pursuant to options under this Plan may not exceed 456,000 shares. The number of Common Shares issuable pursuant to options under this Plan shall be subject to adjustment under paragraphs 8 and 9.

      The aggregate number of Common Shares in respect of which options have been granted to any one person and which remain outstanding shall not at any time exceed 5% of the number of issued and outstanding Common Shares (on a non-diluted basis) at that time.

      If any option granted under this Plan, or any portion thereof, expires or terminates for any reason without having been exercised in full, the Common Shares with respect to which such option has not been exercised shall again be available for further options under this Plan.




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5.    OPTION PRICE

      The option price under this Plan to any optionee shall be the fair market value of the Common Shares at such time which, for optionees resident in the United States, shall be deemed to be the closing price per share of the Common Shares on the New York Stock Exchange on the last trading day immediately preceding the day the option is granted and, for all other optionees, shall be deemed to be the closing price per share of the Common Shares on The Toronto Stock Exchange on the last trading day immediately preceding the day the option is granted; provided that, in either case, if the Common Shares did not trade on such exchange on such day the option price shall be the closing price per share on such exchange on the last day on which the Common Shares traded on such exchange prior to the day the option is granted.

6.    TERMS OF OPTION

      The period during which an option is exercisable shall be 10 years from the date the option is granted. The option agreement may contain provisions limiting the number of Common Shares with respect to which the option may be exercised in any one year. Each option agreement shall contain provisions to the effect that:

      a. if an optionee ceases to be a director of the Corporation by reason of his or her death or an optionee who is a retiree pursuant to clause b below dies, the legal personal representatives of the optionee will be entitled to exercise any unexercised options, to the extent exercisable at the date of death, during the period ending at the end of the sixth calendar month following the calendar month in which the optionee dies, failing which exercise the options terminate;

      b. subject to the terms of clause a above, if an optionee ceases to be a director of the Corporation by reason of retirement in accordance with then prevailing retirement policy of the Corporation, the optionee will be entitled to exercise any unexercised options, including such options as may vest after the date of retirement, during the period ending at the end of the 36th calendar month following the calendar month in which the optionee retires, failing which exercise the options terminate;

      c. if an optionee ceases to be a director of the Corporation for any reason other than as provided in the preceding clauses a. or b., the optionee will be entitled to exercise any unexercised options, to the extent exercisable at the date of such event, during the period ending at the end of the calendar month immediately following the calendar month in which the event occurs, failing which exercise the options terminate; and

      d. each option is personal to the optionee and is not assignable, except as provided in the preceding clause a.


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      Nothing contained in the preceding clauses a, b or c shall extend the period during which an option may be exercised beyond its stipulated expiry date or the date on which it is otherwise terminated in accordance with the provisions of this Plan.

7.    EXERCISE OF OPTIONS

      Subject to the provisions of this Plan, an option may be exercised from time to time by delivering to the Corporation at its registered office a written notice of exercise specifying the number of shares with respect to which the option is being exercised and accompanied by payment in cash or certified cheque in full of the purchase price of the shares then being purchased.

8.    ADJUSTMENTS

      Appropriate adjustments in the number of shares optioned and in the option price per share, both as to options granted or to be granted, may be made by the Board in its discretion to give effect to adjustments in the number of Common Shares which result from subdivisions, consolidations or reclassifications of the Common Shares, the payment of share dividends by the Corporation, the reconstruction, reorganization or recapitalization of the Corporation or other relevant changes in the capital of the Corporation. If the Corporation sells all or substantially all of its assets as an entirety or substantially as an entirety, options under this Plan may be exercised, in whole or in part, at any time up to and including (but not after) a date 30 days following the date of completion of such sales or prior to the close of business on the date the option expires, whichever is earlier.

9.    MERGERS

      If the Corporation proposes to amalgamate or merge with another body corporate, the Corporation shall give written notice thereof to optionees in sufficient time to enable them to exercise outstanding options, to the extent they are otherwise exercisable by their terms, prior to the effective date of such amalgamation or merger if they so elect. The Corporation shall use its best efforts to provide for the reservation and issuance by the amalgamated or continuing corporation of an appropriate number of shares, with appropriate adjustments, so as to give effect to the continuance of the options to the extent reasonably practicable. In the event that the Board determines in good faith that such continuance is not in the circumstances practicable, it may upon 30 days' notice to optionees terminate the options.

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10.   CHANGE OF CONTROL

      If a "change of control" of the Corporation occurs, each option granted under this Plan may be exercised, in whole or in part, even if such option is not otherwise exercisable by its terms. For purposes of this paragraph 10, a change of control of the Corporation shall be deemed to have occurred if:

      a. within any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors whose appointment by the Board or nomination for election by shareholders of the Corporation was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

      b. there occurs an amalgamation, merger, consolidation, wind-up, reorganization or restructuring of the Corporation with or into any other entity, or a similar event or series of such events, other than any such event or series of events which results in securities of the surviving or consolidated corporation representing 50% or more of the combined voting power of the surviving or consolidated corporation's then outstanding securities entitled to vote in the election of directors of the surviving or consolidated corporation being beneficially owned, directly or indirectly, by the persons who were the holders of the Corporation's outstanding securities entitled to vote in the election of directors of the Corporation prior to such event or series of events in substantially the same proportions as their ownership immediately prior to such event of the Corporation's then outstanding securities entitled to vote in the election of directors of the Corporation;

      c. 50% or more of the fixed assets (based on book value as shown on the most recent available audited annual or unaudited quarterly consolidated financial statements) of the Corporation are sold or otherwise disposed of (by liquidation, dissolution, dividend or otherwise) in one transaction or series of transactions within any twelve month period;

      d. any party, including persons acting jointly or in concert with that party, becomes (through a take-over bid or otherwise) the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities entitled to vote in the election of directors of the Corporation, unless in any particular situation the Board determines in advance of such event that such event shall not constitute a change of control; or


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      e.   the Board of Directors of the Corporation approves and/or
           recommends that shareholders accept, approve or adopt any transaction that would constitute a change of control under clause b, c or d above.


11.   AMENDMENT OR DISCONTINUANCE OF THIS PLAN

      The Board may amend or discontinue this Plan at any time but, subject to paragraphs 8, 9 and 10, no such amendment may increase the aggregate maximum number of shares that may be subject to option under this Plan, change the manner of determining the minimum option price, extend the option period under any option beyond 10 years or, without the consent of the optionee, alter or impair any option previously granted to an optionee under this Plan. Amendments to the Plan require pre-clearance of The Toronto Stock Exchange and the Montreal Exchange.

12.   EVIDENCE OF OPTIONS

      Each option granted under this Plan shall be embodied in a written option agreement between the Corporation and the optionee which shall give effect to the provisions of this Plan.



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